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                                                                  EXHIBIT 10.29




                                [DEN LETTERHEAD]



                                 May 5th, 1999


Paul Weinstein and Edward Silver
dba PTL Realty
5151 Shenadoah Avenue
Los Angeles, CA 90056

     Re: 2230 Broadway Ave., Santa Monica, CA; Digital Entertainment Network, Inc. - Letter Agreement

Dear Mr. Weinstein and Mr. Silver:

          This Letter Agreement shall amend the terms and conditions of the July 30, 1998 "Standard Industrial/Commercial Single-Tenant Lease -- Gross" (the "Lease") by and between Paul Weinstein and Edward Silver, individuals, dba PTL Realty ("Lessor") and Digital Entertainment Network, Inc. ("Lessee"). Except for the provisions which are inconsistent with this Letter Agreement, the above referenced Lease shall remain in full force and effect and both the Lessee and Lessor hereby ratify the Lease as amended by this Letter Agreement.

          1. Option to Extend. This letter shall serve as notice of Lessee exercising the first extension option described in Paragraph 50 of the Addendum to the Lease. Both Lessee and Lessor acknowledge that this First Option term will commence August 17, 1999 and terminate on August 16, 2000. The Lease terms and conditions, as modified by this Letter Agreement, will govern the First Option Exercise Period, except that the Base Rent shall be $32,162.00 per month and two (2) one (1) year options to extend shall remain.

          2. Existing Tenant Improvements. Lessor acknowledges the Lessee Owned Alterations and/or Utility Installations on the attached Schedule totaling $137,609.83 and hereby waives any right to require such alterations restored or removed at anytime prior to or after the expiration of the extended term.


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          3.   Planned Tenant Improvements. Lessee plans to install air
          conditioning throughout the main warehouse of the Premises. This Lessee Owned Utility Installation is estimated to cost Lessee approximately $62,000.00. Lessee further plans to install telephone cables which will originate in the existing phone room, extend through the opposite wall, traveling through the existing conduit and weatherhead on the roof of the building, then said cable will be mounted along the outside of the building (approximately 15 feet) to the corner of the building and will freely extend across the rear parking lot to the GTE support pole located behind the building. Lessor consents to each of these installations and acknowledges that all conditions to this consent are hereby satisfied.

          4. Lessee Removal of Air Conditioning. Lessor waives the right to elect to own all Lessee Owned Utility Installations of air conditioning systems as granted in Section 7.4(b). Lessee will therefore have the option, but not the obligation, to remove said Utility Installations at the expiration or early termination of the lease term. Upon such removal, Lessee must restore the Premises in accordance with Section 7.4(c) of the Lease. If said Utility Installations are removed by Lessee then Lessee agrees that Lessor may retain up to $5,000 of the Security Deposit for up to 4 months after Premises have been vacated. Lessor shall return to Lessee that portion of the retained Security Deposit not used or applied by Lessor in accordance with Section 5 of the Lease.

          Please signify your acknowledgment, consent and agreement to the above provisions by executing one original copy of this Letter Agreement and returning to me via fax at (310) 828-7337 and in the enclosed prepaid and pre-addressed envelope.

                                        Sincerely,



                                        /s/ ALAN L. FRIEL
                                        -----------------------------------
                                        Alan L. Friel
                                        Secretary and General Counsel

Acknowledged, consented and agreed to:



/s/ PAUL WEINSTEIN
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Paul Weinstein



/s/ EDWARD SILVER
-----------------------------
Edward Silver